Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

CAMBRIA ACQUISITION CORP.,

a direct wholly-owned subsidiary of

TESLA, INC.

to Exchange Each Outstanding Share of Common Stock of

MAXWELL TECHNOLOGIES, INC.

for

$4.75 in Fair Market Value of Shares of Common Stock of Tesla

(subject to the minimum as described in the prospectus/offer to exchange and the letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, AT THE END OF MARCH 19, 2019, UNLESS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

February 20, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Cambria Acquisition Corp. (the “Offeror”), a Delaware corporation and a direct wholly-owned subsidiary of Tesla, Inc., a Delaware corporation (“Tesla”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange each outstanding share of common stock of Maxwell Technologies, Inc., a Delaware corporation (“Maxwell”), par value $0.10 per share (“Maxwell Common Stock”), that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla’s common stock, par value $0.001 per share (“Tesla Common Stock”), equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading sale price of one (1) share of Tesla Common Stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the expiration of the offer, subject to the minimum, plus cash in lieu of any fractional shares of Tesla Common Stock, without interest and less any applicable withholding taxes. In the event that the Tesla Common Stock price is equal to or less than $245.90, the minimum will apply and each share of Maxwell Common Stock validly tendered and not validly withdrawn in the offer will be exchanged for 0.0193 of a share of Tesla Common Stock. Such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and the letter of transmittal, together with any amendments or supplements thereto, the “Offer.”

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, AT THE END OF MARCH 19, 2019, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

There is no procedure for guaranteed delivery in the Offer and, therefore, tenders must be received by the expiration of the Offer.

For your information and for forwarding to your clients for whose accounts you hold shares of Maxwell Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the Offer and tendering shares of Maxwell Common Stock and for the information of your clients; and

3.

a printed form of letter which may be sent to your clients for whose accounts you hold shares of Maxwell Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

Neither Tesla nor the Offeror will pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Computershare Trust Company, N.A., as the exchange agent, and other persons as may be described in the section of the prospectus/offer to exchange titled “The Offer—Fees and Expenses,” for soliciting tenders of shares of Maxwell Common Stock pursuant to the Offer. Upon request, Tesla will reimburse you for customary and reasonable clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

Georgeson LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF TESLA, THE OFFEROR, MAXWELL, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.